BANK OF NORTH CAROLINA COMPLETES PURCHASES OF

BRANCHES IN CARY AND CHAPEL HILL

BRANCHES EXPAND BANK’S FOOTPRINT IN THE

DYNAMIC TRIANGLE MARKET

[Thomasville, NC] – September 21, 2012: Bank of North Carolina, a subsidiary of BNC Bancorp (NASDAQ:BNCN), today closed its purchase of two branches of Gateway Bank & Trust Company (“Gateway”) located in Cary and Chapel Hill, North Carolina, which were owned and operated by The Bank of Hampton Roads. The branches, located on 4725 SW Cary Parkway, in Cary and 504 Meadowmont Village Circle in Chapel Hill North Carolina, will open as Bank of North Carolina branches on Monday, September 24, 2012.

Richard Callicutt, the President of Bank of North Carolina, commented: “We are pleased and excited to welcome Gateway customers to the Bank of North Carolina. Adding the Cary and Chapel Hill branches brings us to a total of four branches in the Triangle area. We now have branches in Raleigh, Durham, Cary and Chapel Hill, enabling us to more effectively deliver banking services to new and existing customers. We are excited about offering our diverse product and service opportunities in both of these communities."

Commenting on the transaction, Swope Montgomery, President and CEO of BNC Bancorp added: “We are excited about the opportunity to deepen our growth in the Triangle. This branch acquisition, along with the recent acquisition of Key Source Financial, Inc. in Durham, will provide tremendous branding and growth dynamics for Bank of North Carolina.”

About Bank of North Carolina and BNC

Bank of North Carolina, a wholly-owned subsidiary of BNC Bancorp, is a North Carolina based financial institution with approximately $2.7 billion in assets. Bank of North Carolina provides banking and financial services to individuals and businesses through its 33 full-service banking offices in North and South Carolina. More information about Bank of North Carolina can be found at www.bankofnc.com. Bank of North Carolina is insured by the FDIC and is an equal housing lender.

Bank of North Carolina was advised in the transaction by the Bank’s In-house Counsel. The Bank of Hampton Roads was advised by Sandler O’Neill & Partners, L.P.

Caution About Forward-Looking Statements

This press release contains forward-looking statements relating to the financial condition and business of BNC and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, among others the following that may diminish the expected benefit of the acquisition or the Cary and Chapel Hill branches: (1) unexpected deposit attrition, loss of customers and loss of revenue related to the branch purchases, (2) the general economic and business conditions in Chapel Hill and Cary, specifically, and the Raleigh-Durham MSA, in general, and (3) the failure to hire or retain key personnel. Additional factors affecting BNC and Bank of North Carolina are discussed in BNC’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. BNC’s filings with the SEC are available on the SEC’s website: www.sec.gov. BNC does not undertake a duty to update any forward-looking statements make in this press release.

Contact:

Richard D. Callicutt II

President & Chief Operating Officer

rcallicutt@bankofnc.com

336 869-9200